EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 10th day of March, 2003.

BETWEEN:

PINE VALLEY COAL PTY LIMITED ACN 103 965 439 of c/o Gilbert & Tobin, Level 37, 2 Park Street, Sydney 2000, Australia
("Pine Valley Coal")

AND:

RICHARD PALMER, of 9 Canberra Avenue, Sydney, Australia (the "Executive")

WHEREAS:

A. Pine Valley Coal has offered and the Executive has accepted the position of Managing Director.
B. Pine Valley Coal is a wholly-owned subsidiary of Globaltex Industries Inc., a company incorporated under the laws of British Columbia, Canada ("Globaltex").
C. Pine Valley Coal and the Executive have agreed to set out in writing the terms and conditions of the employment of the Executive with Pine Valley Coal.In consideration of the premises and the mutual agreements set forth below the parties hereto agree as follows:

1. SERVICES, POSITION AND TERM

1.1 Pine Valley Coal will employ the Executive, and the Executive will serve Pine Valley Coal, on the terms and conditions set out herein.

1.2 The Executive will hold the position of Managing Director, and perform those services normally or usually associated with that position and such other duties as may from time to time reasonably be delegated to the Executive by Pine Valley Coal (collectively, the "Services").

1.3 The Executive's principal place of employment will be Sydney, Australia.

1.4 The Executive acknowledges that:
(a) the principal business of Pine Valley Coal is to provide mining operations, exploration and development, marketing, and project financing, management and support services to Globaltex;
(b) the activities of Pine Valley Coal are subject to oversight by the board of directors of Globaltex, and Pine Valley Coal will obtain the consent of the board of directors of Globaltex before entering into any material agreements;
(c) the principal operations of Globaltex are located in British Columbia, Canada and Globaltex may, from time to time, acquire mining assets elsewhere in the world; and
(d) consequently, the effective performance of the Services will require that the Executive frequently travel between Canada and Australia, and elsewhere as required by Pine Valley Coal.

1.5 The Executive will be employed to perform the Services for a term commencing on March 10, 2003 and continuing until the first to occur of:
(a) December 4, 2003, if Globaltex has not by then achieved the milestones described in Schedule A to this Agreement (the "Acquisition Milestones");
(b) March 10, 2006; and
(c) the termination of the Executive's employment subject to the provisions of this Agreement.(the "Term").

If the Term ends pursuant to Subsection (a) or (b), then Pine Valley Coal will remain obligated to pay to or to the credit of the Executive any Salary, Superannuation and vacation Leave Entitlement obligations that have accrued during the Term in accordance with this Agreement but remain unpaid at the end of the Term. In addition, and only in the event that the Term ends pursuant to Subsection (b), Pine Valley Coal will remain obligated to pay to or to the credit of the Executive any Bonus obligations that have accrued during the Term in accordance with this Agreement but remain unpaid at the end of the Term, and, if the Executive has not by then entered into a new employment relationship with Globaltex or one of its subsidiaries that will extend beyond the end of the Term, then Pine Valley Coal will pay to the Executive as a one-time separation payment a sum equal to three months of the then-current Salary. Except as expressly provided in this Section and, in the case of the Term ending pursuant to (c), Sections 4.3 and 4.2, at the end of the Term all obligations of Pine Valley Coal to the Executive will terminate and Pine Valley Coal will have no further obligation or liability for any claim, action or demand, whether at common law or under any legislation from time to time applicable and in force or otherwise for damages or loss sustained by the Executive arising out of the employment of the Executive by Pine Valley Coal or the termination or cessation of that employment.

2. PERFORMANCE BY EXECUTIVE

2.1 Standard of Conduct
The Executive will perform the Services in a competent and efficient manner, and will devote substantially all of his professional time and efforts to Pine Valley Coal to the performance of the Services. The Executive will at all times act in the best interests of Pine Valley Coal and will abide by all policies, practices and procedures of Pine Valley Coal in effect from time to time. The Executive will not deliberately take any action which could, or fail to take any action the failure to take which could, reasonably be expected to have a material adverse effect upon the business of Globaltex or its subsidiaries.

2.2 Permitted Outside Activities
The Executive will not carry on or engage in, directly or indirectly, any work or business which in the reasonable opinion of the board of directors of Pine Valley Coal (the "Board") is not in the best interests of Globaltex and its subsidiaries or detracts from the proper discharge of the Executive's obligations under this Agreement. For greater certainty, the Executive may hold outside directorships with businesses that are not in competition with Globaltex or its subsidiaries so long as the Executive has not been advised by the Board that in its opinion holding a particular directorship is contrary to the Executives obligations under this Agreement.

3. COMPENSATION AND BENEFITS

3.1 Salary
Pine Valley Coal will pay to the Executive an annual salary of Australian $124,000 (the "Salary"), less appropriate deductions and withholdings. The Salary will be paid in equal monthly instalments on the last day of each calendar month. The amount of the payment of the Salary for any partial month during the Term will be pro rated on a per diem basis assuming a 30-day month. Pine Valley Coal will review the Salary from time to time during the Term and may, in its sole discretion, increase the Salary.Upon achievement of the Acquisition Milestones, the Salary will be $250,000 (the "Post-Acquisition Milestone Salary").

3.2 Payment in Shares
Pine Valley Coal must provide to the Executive shares in the capital of Globaltex ("Shares") to the value of $10,500 each month in respect of any period of the Executive's employment occurring prior to the fulfilment of the Acquisition Milestones. The value per Share ascribed to any such Shares will be the average closing bid price for a Share on the TSX Venture Exchange (the "Exchange") over the 5 trading days immediately preceding the date on which such Shares are issued to the Executive. To the extent which Pine Valley Coal does not provide such Shares, it must pay to the Executive the amount equal to the value of the Shares which have not been provided to the Executive.

3.3 Incentive Bonus
At the end of each Globaltex fiscal year Pine Valley Coal may pay a bonus to the Executive (the "Bonus"). The amount of the Bonus will be at the discretion of those directors of Pine Valley Coal who are independent of the Executive, and will take into account the performance of the Executive during the then-ended fiscal year compared against the Targets for the Executive for that year. The Bonus will be paid to the Executive within three months of each Globaltex fiscal year end.

3.4 Performance Targets
Within 60 days of the beginning of each fiscal year, those directors of Pine Valley Coal who are independent of the Executive, will, in consultation with the Executive, establish and give notice to the Executive of performance targets (the "Targets") against which the Executive's performance will be compared to determine the amount of the Bonus payment for the subject fiscal year. Based on the circumstances of Globaltex and Pine Valley Coal at the time the Targets are established, the Targets will be clearly stated, relevant to the business objectives of Globaltex and its subsidiaries, and reasonably achievable. The parties acknowledge and agree that, if the annual Targets are substantially met, then the corresponding Bonus is expected to be within the range of 70% to 100% of the Executive's annual Post-Acquisition Milestone Salary.

3.5 Benefits
During the Term, Pine Valley Coal will make available to the Executive insured benefit plans and other employee benefits consistent with the policies of Pine Valley Coal customarily applicable to senior executives of Pine Valley Coal (the "Benefits") and Pine Valley Coal will make monthly Superannuation contributions to the account of the Executive equal 13% of the gross monthly Post-Acquisition Milestone Salary (the "Superannuation Plan"). Subject to the specific terms and conditions enumerated in this Agreement and the employment laws applicable to the Executive's employment by Pine Valley Coal, the terms and conditions of Benefits and Superannuation Plan will be determined by the plans or policies from time to time established or purchased by Pine Valley Coal, and Pine Valley Coal retains the right to establish new Benefits or a new Superannuation Plan and to modify or alter any Benefits and the Superannuation Plan from time to time and at any time in its sole discretion.

3.6 Leave Entitlement
The Executive will be entitled to:
(a) vacation leave with pay of four weeks per year; and
(b) leave for illness with pay of up to 10 days per year. (the "Leave Entitlement").
The Leave Entitlement is cumulative. The vacation portion of the Leave Entitlement, and, to the extent possible, the illness portion of the Leave Entitlement, will be taken at times when the Executive's absence will not materially interfere with the requirements of Pine Valley Coal and Globaltex. Pine Valley Coal will not be required to pay the Salary, Bonus or any other benefits or compensation to or to the benefit of the Executive in respect of the period of any leave for illness taken by the Executive beyond the 10 days included in the Leave Entitlement.The Leave Entitlement will be subject to the terms and conditions of the Leave Entitlement policies from time to time established by Pine Valley Coal. Pine Valley Coal retains the right to establish new Leave Entitlement policies and to modify or alter any Leave Entitlement policies from time to time and at any time in its sole discretion.

3.7 Stock Options
Subject to the policies of the Exchange and securities laws applicable to Globaltex, Pine Valley Coal will arrange for Globaltex to allocate to the Executive an option to purchase up to one million five hundred thousand (1,500,000) Shares, such options having the following terms and conditions:

(a) the options will vest in the Executive immediately upon issue
(b) the options will be exercisable by the Executive at the price of CDN$0.20;
(c) subject to Subsection (d), the options will remain exercisable for 5 years from the date of issue;
(d) the options will terminate 30 days following the date on which the Executive ceases to be an employee of at least one of Globaltex or a Related Body Corporate of Globaltex, as defined pursuant to the Corporations Act 2001 (Cth), as amended from time to time; and
(e) any other terms and conditions which may be required by law.

3.8 Expenses
Pine Valley Coal will reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive directly related to the performance by the Executive of the Services, including, but not limited to, reasonable expenses for: long distance telephone calls, faxes, postage, deliveries, travel expenses, photocopying, computer equipment, mobile phone, home business phone and other office accessories. The Executive will provide monthly itemized particulars with any claim for reimbursement of such expenses. The Executive will obtain the prior approval of Pine Valley Coal before incurring expenses (excluding travel expenses) exceeding in aggregate $2,000 in any one month period.

3.9 Contingent Compensation
Notwithstanding the any other provision of this Agreement, including but not limited to Section 3.5, except to the minimum extent require to comply with the employment laws applicable to the Executive's employment by Pine Valley Coal, Pine Valley Coal will not be required to pay or otherwise provide, and the Executive will not be entitled to receive, any Bonus or any amount in lieu thereof under or in connection with this Agreement, including for the purposes of calculating amounts payable on termination, until the fulfilment of the Acquisition Milestones, after which, if the Term has not then ended such compensation obligations and entitlements will come into effect.

4. TERMINATION

4.1 Definitions
In this Agreement:
(a) "Disability" means the inability of the Executive to substantially perform the Services on a full-time basis for a continuous or cumulative period of three months in any 18 month period where such inability is a result of physical or mental illness or injury; and
(b) "Just Cause" means conduct of the Executive that constitutes just cause to terminate the Executive's employment without any notice or compensation in lieuof notice at common law.

4.2 Termination by Pine Valley Coal
Pine Valley Coal may, in its sole discretion and at any time, prior to the Term ending pursuant to Subsection 1.5(a) or 1.5(b), terminate the employment of the
Executive:
(a) for Just Cause; or
(b) without Just Cause subject to providing the payments and benefits set out in Section 4.3 of this Agreement;in which case the Executive will be entitled to all Salary payable for Services provided up to the date of termination and 50% of the Post-Acquisition Milestone Salary in lieu of the accrued but unpaid annual Bonus entitlement for the year in which the termination occurs, pro-rated to the date of termination.

4.3 Payments in the Event of Termination Without Just Cause
If the employment of the Executive is terminated by Pine Valley Coal and prior to the Term ending pursuant to Subsection 1.5(a) or 1.5(b), without Just Cause, and not by reason of Disability, death or pursuant to Subsection 4.4(b) of this Agreement, then, whether or not the termination is related to a change of control of Pine Valley Coal, then:

(a) Pine Valley Coal will pay to the Executive a lump sum amount equal to:
(1) one and one half times the Post-Acquisition Milestone Salary, plus the 13% contribution under the Superannuation Plan described in Section 3.5 in respect of such payment;
(2) 50% of the Post-Acquisition Milestone Salary in lieu of future annual Bonus entitlements; and
(3) any then-accrued but unpaid entitlements to the Post-Acquisition Milestone Salary and Bonus;

(b) until the earliest of:
(1) 3 months following the date of termination of the Executive's employment;
    and
(2) the death of the Executive;
(c) Pine Valley Coal will continue the participation of the Executive in the Benefits provided to the Executive immediately preceding the date of termination excluding any short or long term disability plan.;.

4.4 Resignation by Executive
(a) The Executive may resign from employment by providing to Pine Valley Coal one month's prior written notice of resignation.
(b) Upon receipt of written notice of resignation under Subsection (a), Pine Valley Coal may, at its option, earlier terminate the employment of the Executive in which case Pine Valley Coal will pay the Executive an amount equal to the Salary payable from the date of termination by Pine Valley Coal until the earlier of the date of resignation selected by the Executive and one month from the date the Executive gave notice of resignation.
(c) If the Executive resigns at a time where the Executive has not yet been paid any bonus owing to him with respect to the previous year, Pine Valley Coal must pay the bonus to the Executive at the time it would have paid the bonus to him had he continued to be employed by the company.
(d) Notwithstanding Subsections (a) and (b) of this Agreement, the Executive may resign from employment immediately and thereupon will be entitled to the payments and benefits set out in Section 4.3 of this Agreement if:
(1) Pine Valley Coal conducts itself in a manner that would constitute a constructive dismissal of the Executive as determined in accordance with common law; and
(2) the Executive resigns within one month of the conduct of Pine Valley Coal that constitutes a constructive dismissal of the Executive.

4.5 Death and Disability
(a) Death. If the Executive dies during the Term, the employment of the Executive will terminate as of the date of death, and Pine Valley Coal will pay to the estate of the Executive unpaid Salary, if any, up to the date of death, 50% of the Post-Acquisition Milestone Salary in lieu of the accrued but unpaid annual Bonus entitlement for the year in which the termination occurs, pro-rated to the date of death and any compensation or benefits payable or owing on or after death in accordance with the terms of any Benefits or Superannuation Plan.
(b) Disability. If the Executive's employment is terminated by reason of Disability, the Executive will be entitled thereafter to receive continued Post-Acquisition Milestone Salary payments for six months, annual incentive plan compensation that would have become payable to the Executive during the six month period if the Executive had continued to be employed during the six month period and any benefits relating to Disability that the Executive is entitled to as determined by the terms and conditions of any applicable Benefits and provided that if the Executive receives disability benefits during any portion of the six month period, Pine Valley Coal will not be obligated to pay to the Executive the Post-Acquisition Milestone Salary for that portion of the six month period and the Executive will receive as annual incentive plan compensation the annual incentive compensation that would have become payable to the Executive pro-rated by the number of days in the year that the Executive is not in receipt of disability benefits. The six month period will not be extended by any period in which the Executive received disability benefits.

4.6 Other Conditions
The obligations of Pine Valley Coal to the Executive on termination of employment of the Executive by Pine Valley Coal or by the Executive for any reason are subject to the following conditions:
(a) Pine Valley Coal is not obligated to continue benefit participation as set out in Section 4 of this Agreement where the continuation is not permitted pursuant to the terms of such plans or by law, and if Pine Valley Coal is not able to continue such accrual or participation, the Executive will not be entitled to any compensation in lieu thereof;
(b) Pine Valley Coal is not obligated to provide share options or provide other incentive compensation, or compensation in lieu of either share options or other incentive compensation, to the Executive except as expressly set out in this Agreement, the Globaltex share option plan, any share option agreement between the Executive and Pine Valley Coal or Globaltex, or any incentive compensation plan;
(c) Pine Valley Coal may at any time or from time to time amend or terminate any benefit, plan, policy or program that is continued or available after the date of termination of the Executive provided that the benefit, plan, policy or program is similarly terminated or amended for all executives of Pine Valley Coal;
(d) the date of termination for all purposes will be the last day of work of the Executive and will precede any period during which Pine Valley Coal is obligated to pay Salary or continue Benefits and other compensation under
    Section 4.3 or 4.4 of this Agreement; and
(e) the Executive will not be obligated to make reasonable efforts to find alternative employment for any period during which Pine Valley Coal is obligated to continue pension accrual and benefit participation pursuant to
    Section 4.3 and the payments and continuation of pension accrual and benefit participation pursuant to Section 4.3 will not be reduced or discontinued as a result of any employment of the Executive that commences after the employment of the Executive with Pine Valley Coal ceases.

4.7 Termination of Obligations
In the event of termination of the employment of the Executive by Pine Valley Coal or by the Executive, all obligations of Pine Valley Coal to the Executive will terminate except as specifically set forth in Section 4 of this Agreement and Pine Valley Coal will have no further obligation or liability for any claim, action or demand, whether at common law or under any legislation from time to time applicable and in force or otherwise for damages or loss sustained by the Executive arising out of the employment of the Executive by Pine Valley Coal or the termination or cessation of that employment.

5. CONFIDENTIALITY

5.1 Confidentiality
The Executive acknowledges that in the course of carrying out, performing and fulfilling the Executive's obligations to Pine Valley Coal, the Executive will have access to and be entrusted with information that would be reasonably considered confidential to Pine Valley Coal and Globaltex (the "Confidential Information"), and that the disclosure of such information to competitors or clients of Pine Valley Coal, Globaltex or to the general public may be detrimental to the best interests of Pine Valley Coal and Globaltex.

5.2 Confidential Information
(a) For the purpose of this Agreement "Confidential Information" includes, but is not limited to, trade secrets, know-how, processes, formulas, standards, product specifications, marketing plans and techniques, strategic plans, cost figures, all client or customer information (including without limitation their names, preferences, financial information, physical and e-mail addresses and contact numbers), all systems hardware and software applications, all software/systems source and object codes, data, documentation, program files, flow charts, and all operational procedures.
(b) Notwithstanding Subsection (a) of this Agreement, "Confidential Information" does not include information which the Executive can prove is information which is in the public domain at the date of disclosure to the Executive, or which thereafter enters the public domain through no fault of the Executive (but only after it enters the public domain) provided that any combination of information that is Confidential Information will not be included within the exception merely because individual parts of the information were within the public domain unless the combination itself was in the public domain.

5.3 Restriction
(a) Except as may be specifically required in the course of carrying out the Executive's duties under this Agreement, the Executive will not disclose any Confidential Information to any person or use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of Pine Valley Coal and Globaltex either during the Term or at any time thereafter.
(b) Notwithstanding Subsection (a) of this Agreement, the Executive will be entitled to disclose such information if required by law provided that the Executive will promptly notify Pine Valley Coal and will consult and cooperate with Pine Valley Coal in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment.

6. RESTRICTIVE COVENANT
6.1 Provided that Pine Valley Coal has made any and all payments due and owing to the Executive under Section 4.3, and in part consideration of the payments made therein, the Executive will not in British Columbia or Alberta, Canada, during the three month period following the date that the employment of the Executive with Pine Valley Coal ceases (the "Termination Date"), directly or indirectlly, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or other enterprise, as principal, agent, employee, director, officer, shareholder or contractor or in any other manner whatsoever, carry on or be engaged in work for or advise or permit the name of the Executive or any part thereof to be used or employed by any person or persons, firm, association, syndicate, corporation or other business enterprise engaged in or concerned with or interested in any business which is competitive with any business of Globaltex and which is operating as at the Termination Date.

6.2 The Executive agrees and acknowledges this covenant is given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of the Executive's unique knowledge of and association with the business of Globaltex, the scope of this covenant as to both time and area is reasonable and commensurate with the protection of the legitimate interests of Globaltex and its subsidiaries. Section 6 of this Agreement applies regardless of the reason for the cessation of employment of the Executive from Pine Valley Coal, and is severable from the other provisions of this Agreement. The Executive waives all defences to the strict enforcement of Section 6 of this Agreement.

6.3 The Executive acknowledges that the damages Globaltex and Pine Valley Coal may suffer for breach of Section 6.1 of this Agreement may be irreparable, and in any event would be difficult, if not impossible, to ascertain, and agrees that Pine Valley Coal will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any threatened or actual breach. The existence of a right to an injunction or other available equitable relief will not preclude Globaltex and Pine Valley Coal from pursuing any other rights and remedies at law or in equity which they may have, including the right to seek recovery of damages.

7. GENERAL PROVISIONS

7.1 Enforceability and Severability
It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. For the purposes of Sections 5 and 6 of this Agreement Pine Valley Coal includes any and all present or future Related Bodies Corporate of Pine Valley Coal, as the term "Related Body Corporate" is defined pursuant to the Corporations Act 2001 (Cth) as amended from time to time.

7.2 Remedies
In the event of a breach of threatened breach by the Executive of the provisions of Section 5 or 6 of this Agreement, Pine Valley Coal may be entitled to an injunction restraining the Executive from such breach. Nothing contained herein will be construed as prohibiting Pine Valley Coal from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by the Executive of the provisions of Section 5 or 6 of this Agreement. Without limiting the generality of the foregoing, the Executive acknowledges that, in the event of a breach or threatened breach by him of any of the provisions of Section 5 or 6 of this Agreement, the damages of Pine Valley Coal may exceed the amount paid to the Executive pursuant to this Agreement.

7.3 Assignment and Benefit
The Executive will not assign or transfer this Agreement or any rights or obligations hereunder. Pine Valley Coal may, provided it is act reasonably, assign this Agreement to any successor to or Affiliate of Pine Valley Coal and the provisions hereof will inure to the benefit of, and be binding upon, each successor of Pine Valley Coal, whether the successor arises by merger, consolidation or transfer of all or substantially all of its assets. This Agreement shall enure to the benefit of and be enforceable by the Executive's successors, legal representatives and permitted assigns.

7.4 Entire Agreement
This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the parties hereto. The Executive acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Executive and Pine Valley Coal, are hereby terminated and the Executive has no rights or entitlements under any such prior agreements or representations against Pine Valley Coal. For the avoidance of doubt, this does apply to any agreements between Globaltex and the Executive.

7.5 Notices
All notices, requests and other communications to any party hereunder will be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Pine Valley Coal, at

c/o Globaltex Industries Inc.
#501 - 535 Thurlow Street
Vancouver, BC  V6E 3L2
Fax: (604) 682-4698

Attention: Chairman


If to the Executive, at:

Richard Palmer
9 Canberra Avenue
Greenwich NSW 2060
Email: richard.palmer.91@alumni.agsm.edu.au

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication will be deemed to have been given when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

7.6 Amendments and Waivers
No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, will be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent will be effective only in the specific instance and for the purpose for which given.

7.7 Headings
Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

7.8 Counterparts
This Agreement may be executed in counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

7.9 Australian Dollars
Except as otherwise expressly provided for herein, all dollar amounts referred to herein will be in lawful currency of Australia.

7.10 Governing Law
This Agreement and its application and interpretation will be governed exclusively by the laws of New South Wales and the laws of Australia applicable in New South Wales. Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in New South Wales, and any court that may hear appeals from any of those courts, for any proceedings in connection with this Agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

7.11 Independent Legal Advice
The Executive hereby acknowledges that he has had the opportunity to obtain legal advice regarding this Agreement.

7.12 Survival
Sections 1.5, 4, 5, 6 and 7 of this Agreement will survive the termination of employment of the Executive and will continue in full force and effect.

7.13 Collection and Use of Personal Information
The Executive acknowledges that Pine Valley Coal will collect, use and disclose health and other personal information for employment and business related purposes. The Executive consents to Pine Valley Coal collecting, using and disclosing health and other personal information of the Executive for employment and business related purposes in accordance with the privacy policy of Pine Valley Coal.

7.14 Time
Time is of the essence.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.


PINE VALLEY COAL PTY LIMITED


Per: "Mark Fields"
 Authorized Signatory


RICHARD PALMER



"Richard Palmer"



Schedule A

Acquisition Milestones

Globaltex, its wholly-owned subsidiary, Falls Mountain Coal Inc., ("Falls Mountain") and Mitsui Matsushima Canada Ltd. ("Mitsui") have entered or will enter into a purchase and sale agreement at our about the date of this agreement (as the same may be amended, extended, renewed, replaced, restated and in effect from time to time, the "Purchase Agreement") pursuant to which Falls Mountain will purchase and the Mitsui will sell the Joint Venture Interest (as defined in the Purchase Agreement).

The Term will end on December 4, 2003, unless by such time:

1. Falls Mountain has completed the acquisition of the Joint Venture Interest pursuant to terms of the Purchase Agreement; and

2. Globaltex and/or Falls Mountain have obtained the Financing (as defined in the Purchase Agreement) in the aggregate amount of not less than CDN$16 million, including the CDN$6 million Purchase Price (as defined in the Purchase Agreement) payable to Mitsui under the Purchase Agreement, it being understood and agreed that it will be in the sole discretion of the directors of Globaltex and Falls Mountain as to whether to accept any proposed Financing and, in the event that they reject any proposed Financing they will not be required provide the Executive with any explanation for such rejection.